Exhibit 1.2
EXECUTION VERSION
UAL Corporation
6.0% Convertible Senior Notes due 2029
Underwriting Agreement
October 1, 2009
J.P. Morgan Securities Inc.
277 Park Avenue
New York, New York 10172
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
   As Representatives of the
     several Underwriters listed
     in Schedule 1 hereto
Ladies and Gentlemen:
     UAL Corporation, a Delaware corporation (the “Company”), proposes to issue and sell to the several Underwriters listed in Schedule 1 hereto (the “Underwriters”), for whom you are acting as representatives (together, the “Representatives”), an aggregate of $300,000,000 principal amount of its 6.0% Convertible Senior Notes due 2029 (the “Underwritten Securities”) and, at the option of the Underwriters, up to $45,000,000 additional principal amount of its 6.0% Convertible Senior Notes due 2029 (the “Option Securities”) if and to the extent that the Underwriters shall have determined to exercise the option to purchase such 6.0% Convertible Senior Notes due 2029 granted to the Underwriters in Section 2 hereof. The Underwritten Securities and the Option Securities are herein referred to as the “Securities”. The Securities will be convertible into shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) (any shares of Common Stock issued by the Company upon conversion being referred to as the “Underlying Securities”). The Securities will be issued pursuant to an indenture to be dated as of October 7, 2009 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
     The Company hereby confirms its agreement with the several Underwriters concerning the purchase and sale of the Securities, as follows:
     1. Registration Statement. The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”), an automatic shelf registration statement on Form S-3 (File No. 333-155794), including a prospectus (the “Basic Prospectus”), relating to the Securities. Such registration statement, as amended at the time of this Agreement, including the information, if any, deemed pursuant to Rule 430A, 430B or 430C under the

Securities Act to be part of the registration statement at the time of its effectiveness (“Rule 430 Information”), is referred to herein as the “Registration Statement”. As used herein, the term “Preliminary Prospectus” means any preliminary form of the Prospectus (as hereinafter defined) filed with the Commission pursuant to Rule 424 under the Securities Act, and the term “Prospectus” means the prospectus in the form first used (or made available upon request of purchasers pursuant to Rule 173 under the Securities Act) in connection with confirmation of sales of the Securities. If the Company has filed an abbreviated registration statement pursuant to Rule 462(b) under the Securities Act (the “Rule 462 Registration Statement”), then any reference herein to the term “Registration Statement” shall be deemed to include such Rule 462 Registration Statement. Any reference in this Agreement to the Registration Statement, the Basic Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the effective date of the Registration Statement or the date of the Basic Prospectus, such Preliminary Prospectus or the Prospectus, as the case may be, and any reference to “amend”, “amendment” or “supplement” with respect to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents filed after such date under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) that are deemed to be incorporated by reference therein. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Registration Statement and the Prospectus.
     At or prior to the Applicable Time (as defined below), the Company had prepared the following information (collectively, the “Time of Sale Prospectus”): a Preliminary Prospectus dated September 30, 2009 and each “free-writing prospectus” (as defined pursuant to Rule 405 under the Securities Act) listed on Annex A hereto.
     “Applicable Time” means 7:00 p.m., New York City time, on October 1, 2009.
     2. Purchase of the Securities by the Underwriters.
     (a) The Company agrees to issue and sell the Underwritten Securities to the several Underwriters as provided in this Agreement, and each Underwriter, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Underwritten Securities set forth opposite such Underwriter’s name in Schedule 1 hereto at a purchase price of 97.5% of the principal amount thereof (the “Purchase Price”) plus accrued interest, if any, from October 7, 2009 to the Closing Date (as defined below).
     In addition, the Company agrees to issue and sell the Option Securities to the several Underwriters as provided in this Agreement, and the Underwriters, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, shall have the option to purchase, severally and not jointly, from the Company the Option Securities at the Purchase Price plus accrued interest, if any, from October 7, 2009 to the date of payment and delivery.
     If any Option Securities are to be purchased, the principal amount of Option Securities to be purchased by each Underwriter shall be the principal amount of Option Securities which bears the same ratio to the aggregate principal amount of Option Securities being purchased as the principal amount of Underwritten Securities set forth opposite the name of such Underwriter in Schedule 1 hereto (or such principal amount increased as set forth in Section 10 hereof) bears to the aggregate principal amount of Underwritten Securities being purchased from the Company by the several Underwriters, subject, however, to such adjustments to eliminate Securities in denominations other than $1,000 as the Representatives in their sole discretion shall make.
     The Underwriters may exercise the option to purchase the Option Securities at any time in whole, or from time to time in part, on or before the thirtieth day following the date of this Agreement, by written notice from the Representatives to the Company. Such notice shall set forth the aggregate principal amount of Option Securities as to which the option is being exercised and the date and time when the Option Securities are to be delivered and paid for, which may be the same date and time as the Closing Date (as hereinafter defined) but shall not be earlier than the Closing Date or later than the tenth full business day (as hereinafter defined) after the date of such notice (unless such time and date are postponed in accordance with the provisions of Section 10 hereof). Any such notice shall be given at least two business days prior to the date and time of delivery specified therein.
     (b) The Company understands that the Underwriters intend to make a public offering of the Securities as soon after the effectiveness of this Agreement as in the judgment of the Representatives is advisable, and initially to offer the Securities on the terms set forth in the Prospectus. The Company acknowledges and agrees that the Underwriters may offer and sell the Securities to or through any affiliate of an Underwriter.
     (c) Payment for the Securities shall be made by wire transfer in immediately available funds to the account specified by the Company to the Representatives in the case of the Underwritten Securities, at the offices of Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, New York 10005 at 10:00 A.M., New York City time, on October 7, 2009, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representatives and the Company may agree upon in writing or, in the case of the Option Securities, on the date and at the time and place specified by the Representatives in the written notice of the Underwriters’ election to purchase such Option Securities. The time and date of such payment for the Underwritten Securities is referred to herein as the “Closing Date”, and the time and date for such payment for the Option Securities, if other than the Closing Date, is herein referred to as the “Additional Closing Date”.
     Payment for the Securities to be purchased on the Closing Date or the Additional Closing Date, as the case may be, shall be made against delivery to the nominee of The Depository Trust Company (“DTC”), for the respective accounts of the several Underwriters of the Securities to be purchased on such date of one or more global notes representing the Securities, with any transfer taxes payable in connection with the sale of such Securities duly paid by the Company.
     (d) The Company acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of the Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, neither the Representatives nor any other Underwriter is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company.
     3. Representations and Warranties of the Company. The Company represents and warrants to each Underwriter that:

     (a) Registration Statement, Time of Sale Prospectus and Prospectus. The Company meets the requirements for use of Form S-3 under the Securities Act; the Registration Statement has become effective; and, on the original effective date of the Registration Statement, the Registration Statement complied in all material respects with the requirements of the Securities Act; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the knowledge of the Company, threatened by the Commission. The Registration Statement is an “automatic shelf registration statement” (as defined in Rule 405 under the Securities Act), the Company is a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) and the Company is eligible to use the Registration Statement as an automatic shelf registration statement, and the Company has not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement. The Registration Statement does not, as of the date hereof, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. As of its date and on the Closing Date or the Additional Closing Date, as the case may be, the Prospectus, as amended and supplemented, if applicable, does not and will not include an untrue statement of a material fact and does not and will not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Registration Statement, as of the date hereof, complies and the Prospectus complies, and as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder. The Time of Sale Prospectus did not, as of the Applicable Time, and as then amended or supplemented, if applicable, will not as of the Closing Date or the Additional Closing Date, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Any information included in any “issuer free writing prospectus” (as defined in Rule 433(h) under the Securities Act) (each, an “Issuer Free Writing Prospectus”) used in connection with the offering of the Securities does not conflict with the information contained in the Registration Statement, including any prospectus or prospectus supplement that is part of the Registration Statement (including pursuant to Rule 430B under the Securities Act) and not superseded or modified. The preceding sentences do not apply to statements in or omissions from the Registration Statement, the Time of Sale Prospectus or the Prospectus in reliance upon and in conformity with (A) any written information furnished to the Company by any Underwriter expressly for use therein or (B) statements or omissions in that part of each Registration Statement which shall constitute the Statement of Eligibility of the Trustee under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), on Form T-1.
     (b) No Material Adverse Change. Since the date of the most recent audited financial statements of the Company incorporated by reference in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus, except as otherwise stated or incorporated by reference therein or contemplated thereby, there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition (financial or otherwise), business, properties or results of operations of the Company and its consolidated subsidiaries, taken as a whole.
     (c) Incorporated Documents. The documents incorporated by reference in the Registration Statement, the Time of Sale Prospectus or the Prospectus, at the time they were filed with the Commission, complied or will comply, as the case may be, in all material respects with the requirements of the Exchange Act.
     (d) Free Writing Prospectus. The Company is not an “ineligible issuer” pursuant to Rule 405 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed in connection with the offering of the Securities, or is required to file in connection with the offering of the Securities, pursuant to Rule 433(d) under the Securities Act complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Annex A hereto, the Company has not prepared, used or referred to, any free writing prospectus in connection with the offering of the Securities.
     (e) Organization and Good Standing. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its property and to conduct its business as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Company and its consolidated subsidiaries, taken as a whole (a “United Material Adverse Effect”).
     (f) Subsidiaries. Each of the Company’s subsidiaries listed on Schedule 2 hereto (together, the “Subsidiaries”) has been duly incorporated and is an existing corporation in good standing under the laws of the jurisdiction of its incorporation, with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus; and each Subsidiary is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a United Material Adverse Effect; all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable; and, except as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, each Subsidiary’s capital stock is owned by the Company, directly or through subsidiaries, and is owned free from liens, encumbrances and defects.
     (g) No Default or Conflict. The Company is not in default in the due performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it may be bound or to which any of its properties may be subject, except for any such defaults that would not have a United Material Adverse Effect. The execution, delivery and performance of this Agreement, the Securities and the Indenture (collectively, the “Transaction Documents”) and the consummation by the Company of the transactions contemplated herein and therein have been duly authorized by all necessary corporate action of the Company and will not result in (i) any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to any indenture, loan agreement, contract, mortgage, note, lease or other instrument to which the Company is a party or by which the Company may be bound or to which any of the property or assets of the Company is subject, (ii) any violation of the provisions of the charter or by-laws of the Company or (iii) any violation of any statute, any rule, regulation, judgment, or order or decree of any government, governmental agency or body or court, domestic or foreign, having jurisdiction over the Company, except, in the case of clause (i) and (iii), for any such breach, default, lien, charge, encumbrance or violation as would not have a United Material Adverse Effect.
     (h) No Consents Required. No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the valid authorization, execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will be a party and for the consummation of the transactions contemplated herein and therein, except such as may be required under the Securities Act, the Trust Indenture Act, the securities or “blue sky” or similar laws of the various states and of foreign jurisdictions or rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”).
     (i) Due Authorization and Execution. This Agreement has been executed and delivered by the Company.
     (j) The Indenture. The Indenture, when duly executed and delivered by the Company, assuming that the Indenture has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligations of, each other party thereto, will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, except (w) as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, (x) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (y) that the enforceability of the Indenture may also be limited by applicable laws which may affect the remedies provided therein but which do not affect the validity of the Indenture or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby and (z) with respect to indemnification and contribution provisions, as enforcement thereof may be limited by applicable law. The Indenture, when executed, will be duly qualified under the Trust Indenture Act.
     (k) The Securities. Each of the Securities to be issued under the Indenture, when duly executed and delivered by the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture, and paid for as provided in this Agreement, will be duly issued under the Indenture and will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (x) as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, (y) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (z) that the enforceability of the Indenture may also be limited by applicable laws which may affect the remedies provided therein but which do not affect the validity of the Indenture or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby, and will be entitled to the benefits of the Indenture.
     (l) The Underlying Securities. The Underlying Securities reserved for issuance upon conversion of the Securities have been duly authorized and reserved and, if and when issued upon conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non assessable and conform in all material respects to the descriptions thereof contained in the Time of Sale Prospectus; and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights.
     (m) Listing. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Global Select Market (the “Nasdaq Market”) nor has the Company received any notification that the Commission or the Nasdaq Market is contemplating terminating such registration or listing.
     (n) Capitalization. The Company has an authorized capitalization as set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus (other than for subsequent issuances, including restricted stock grants, if any, pursuant to employee benefit plans described in the Registration Statement, the Time of Sale Prospectus and the Prospectus or upon the exercise of outstanding options or warrants or vesting of restricted stock units described in the Registration

Statement, the Time of Sale Prospectus and the Prospectus or any issuance of equity securities to directors under any current or future directors’ plans); all the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; none of the outstanding securities of the Company were issued in violation of the percentage limitations (without the benefit of any transfer in trust provisions) contained in the Company’s organizational documents, including, without limitation, the provisions of Part VI, Section 2, Section 3 and Section 5 of the Company’s restated certificate dated February 1, 2006, as amended; none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder or is subject to any preemptive or similar rights; except as described in or expressly contemplated by the Time of Sale Prospectus and the Prospectus, there are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any of its subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; the capital stock of the Company conforms in all material respects to the description thereof contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus.
     (o) Financial Statements. The consolidated financial statements of the Company incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus, together with the related notes thereto, present fairly in all material respects the financial position of the Company and its consolidated subsidiaries at the dates indicated and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as otherwise stated therein and except that unaudited financial statements do not have all required footnotes.
     (p) Title to Real and Personal Property. Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, each of the Company and its Subsidiaries has good and marketable title to all real and personal properties and assets owned by them, in each case free from liens, encumbrances and defects except where the failure to have such title would not have a United Material Adverse Effect; and except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, each of the Company and its Subsidiaries holds any leased real or personal property under valid and enforceable leases with no exceptions that would reasonably be expected to have a United Material Adverse Effect.
     (q) Legal Proceedings. Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, there is no action, suit or proceeding before or by any governmental agency or body or court, domestic or foreign, now pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their respective properties that individually (or in the aggregate in the case of any class of related lawsuits), would reasonably be expected to have a United Material Adverse Effect or that would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
     (r) No Labor Dispute. No labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent that would reasonably be expected to have a United Material Adverse Effect.
     (s) Licenses and Permits. Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, each of the Company and the Subsidiaries has all licenses, permits,

orders, consents, authorizations, approvals and certificates of and from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, necessary to own, lease, license and use its properties and assets and to conduct its business in the manner described in the Registration Statement, the Time of Sale Prospectus and the Prospectus, except to the extent that the failure to so obtain, declare or file would not have a United Material Adverse Effect.
     (t) Compliance with Environmental Laws. Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, neither the Company nor any of its Subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that imposes any liability under any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim individually or in the aggregate is reasonably expected to have a United Material Adverse Effect. The Company is not aware of any pending investigation that would reasonably be expected to lead to such a claim that would have a United Material Adverse Effect.
     (u) Independent Accountants. The accountants that examined and issued an auditors’ report with respect to the consolidated financial statements of the Company, and the financial statement schedules of the Company, if any, included or incorporated by reference in the Registration Statement, are independent public accountants within the meaning of the Securities Act with respect to the Company.
     (v) Investment Company Act. The Company is not an “investment company”, or an entity “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), in each case required to register under the Investment Company Act; and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus, the Company will not be an “investment company”, or an entity “controlled” by an “investment company”, as defined in the Investment Company Act, in each case required to register under the Investment Company Act.
     (w) Description of the Transaction Documents. This Agreement and the other Transaction Documents to which the Company is or will be a party will, upon execution and delivery thereof, conform in all material respects to the descriptions thereof contained in the Time of Sale Prospectus.
     (x) Disclosure Controls. The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.
     (y) Accounting Control. Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, the Company (A) makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the material assets of the Company and its consolidated subsidiaries and (B) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with management’s general or specific authorization; (2) transactions are recorded as necessary: (x) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and (y) to maintain accountability for assets; (3) access to material assets is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for material assets is compared with the existing material assets at reasonable intervals and appropriate action is taken with respect to any differences.
     (z) No Stabilization or Manipulation. Neither the Company nor any of its directors, officers or controlling persons has taken, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Securities or which otherwise is in contravention of applicable law.
     (aa) No Broker. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its subsidiaries for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities.
          The parties agree that any certificate signed by a duly authorized officer of the Company and delivered to an Underwriter, or to counsel for the Underwriters, on the Closing Date or the Additional Closing Date, as the case may be, and in connection with this Agreement or the offering of the Securities, shall be deemed a representation and warranty by the Company to the Underwriters as to the matters covered thereby.
     4. Further Agreements of the Company. The Company covenants and agrees with each Underwriter that:
     (a) Required Filings. The Company will file the final Prospectus with the Commission within the time periods specified by Rule 424(b) and Rule 430A, 430B or 430C under the Securities Act; will file any Issuer Free Writing Prospectus to the extent required by Rule 433 under the Securities Act; will file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus is required in connection with the offering or sale of the Securities; and will furnish copies of the Prospectus and each Issuer Free Writing Prospectus (to the extent not previously delivered) to the Underwriters in New York City prior to 10:00 A.M., New York City time, on the business day next succeeding the date of this Agreement in such quantities as the Representatives may reasonably request. The Company will pay the registration fee for this offering within the time period required by Rule 456(b)(1) under the Securities Act and in any event prior to the Closing Date.
     (b) Delivery of Copies. The Company will deliver, without charge, during the Prospectus Delivery Period (as defined below), as many copies of the Prospectus (including all amendments and supplements thereto) and each Issuer Free Writing Prospectus as the Representatives may reasonably request. As used herein, the term “Prospectus Delivery Period” means such period of time after the first date of the public offering of the Securities as in the opinion of counsel for the Underwriters a prospectus relating to the Securities is required by law to be delivered (or required to be delivered but for Rule 172 under the Securities Act) in connection with sales of the Securities by any Underwriter or dealer.
     (c) Amendments or Supplements, Issuer Free Writing Prospectuses. Before preparing, using, authorizing, approving, referring to or filing any Issuer Free Writing Prospectus, and before filing any amendment or supplement to the Registration Statement or the Prospectus, whether before or after the time that the Registration Statement becomes effective, the Company will furnish to the Representatives and counsel for the Underwriters a copy of the proposed Issuer Free Writing Prospectus, amendment or supplement for review and will not prepare, use, authorize, approve, refer to or file any such Issuer Free Writing Prospectus or file any such proposed amendment or supplement to which the Representatives reasonably object.
     (d) Notice to the Representatives. The Company will advise the Representatives promptly, and confirm such advice in writing, (i) when the Registration Statement has become effective; (ii) when any amendment to the Registration Statement has been filed or becomes effective; (iii) when any supplement to the Prospectus or any Issuer Free Writing Prospectus or any amendment to the Prospectus has been filed; (iv) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or the receipt of any comments from the Commission relating to the Registration Statement or any other request by the Commission for any additional information; (v) of the issuance by the Commission of any order suspending the effectiveness of the Registration Statement or preventing or suspending the use of any Preliminary Prospectus, any of the Time of Sale Prospectus or the Prospectus or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Securities Act; (vi) of the occurrence of any event within the Prospectus Delivery Period as a result of which the Prospectus, the Time of Sale Prospectus or any Issuer Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus, the Time of Sale Prospectus or any such Issuer Free Writing Prospectus is delivered to a purchaser, not misleading; and (vii) of the receipt by the Company of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act; and (viii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its commercially reasonable efforts to prevent the issuance of any such order suspending the effectiveness of the Registration Statement, preventing or suspending the use of any Preliminary Prospectus, any of the Time of Sale Prospectus or the Prospectus or suspending any such qualification of the Securities and, if any such order is issued, will obtain as soon as possible the withdrawal thereof.
     (e) Ongoing Compliance. (1) If during the Prospectus Delivery Period (i) any event shall occur or condition shall exist as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Prospectus to comply with law, the Company will promptly notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission and furnish to the Underwriters and to such dealers as the Representatives may designate, such amendments or supplements to the Prospectus as may be necessary so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law and (2) if at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which the Time of Sale Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Time of Sale Prospectus is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Time of Sale Prospectus to comply with law, the Company will immediately notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission (to the extent required) and furnish to the Underwriters and to such dealers as the Representatives may designate, such amendments or supplements to the Time of Sale Prospectus as may be necessary so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances existing when the Time of Sale Prospectus is delivered to a purchaser, be misleading or so that the Time of Sale Prospectus will comply with law.
     (f) Blue Sky Compliance. The Company will qualify the Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions as the Representatives shall reasonably request and will continue such qualifications in effect so long as required for distribution of the Securities; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.
     (g) Earning Statement. The Company will make generally available to its security holders and the Representatives as soon as reasonably practicable an earning statement that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 of the Commission promulgated thereunder covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the “effective date” (as defined in Rule 158) of the Registration Statement.
     (h) Clear Market. For a period (the “Lock-Up Period”) of 60 days after the date of the Prospectus, the Company will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, the Securities, any shares of the Common Stock or any securities convertible into or exercisable or exchangeable for the Securities or the Common Stock (collectively, the “Lock-Up Securities”), or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities Inc., other than (A) the Securities to be sold hereunder, (B) the shares of Common Stock to be sold by the Company concurrently herewith pursuant to an underwriting agreement, dated the date hereof, between the Company and J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co., as representatives of the several underwriters named therein, (C) the grant of options, awards of restricted stock and restricted stock units or the issuances of Lock-Up Securities and similar grants and awards to officers, employees or directors by the Company pursuant to any of the Company’s employee plans existing on the date of this Agreement, including, but not limited to, any employee stock option plan, dividend reinvestment and stock purchase plan or 401(k) plan (and, including without limitation, issuances of Lock-Up Securities as matching awards under the Company’s 401(k) plans), (D) the issuance of Lock-Up Securities upon the exercise of options or vesting of restricted stock units outstanding as of the date hereof or (E) the filing, and effectiveness, under the Securities Act of a registration statement on Form S-8 registering the offer, issuance and sale of securities under the Company’s currently existing stock option or long-term incentive plans.

     (i) Use of Proceeds. The Company will apply the net proceeds from the sale of the Securities as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus under the heading “Use of Proceeds”.
     (j) No Stabilization. The Company will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities or which would otherwise be in contravention of applicable law.
     (k) The Underlying Securities. The Company will reserve and keep available at all times, free of preemptive rights, the full number of the Underlying Securities upon conversion of the Securities. The Company will use commercially reasonable efforts to list for quotation the Underlying Securities on the Nasdaq Market.
     (l) Reports. So long as the Securities are outstanding, the Company will furnish to the Representatives, as soon as they are available, copies of all reports or other communications (financial or other) furnished to holders of the Securities, and copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange or automatic quotation system; provided the Company will be deemed to have furnished such reports and financial statements to the Representatives to the extent they are filed with the Commission via the EDGAR and/or IDEA filing system (or successor system).
     (m) Record Retention. The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the Securities Act.
     5. Certain Agreements of the Underwriters. Each Underwriter hereby represents and agrees that:
     (a) It has not used, authorized use of, referred to or participated in the planning for use of, and will not use, authorize use of, refer to or participate in the planning for use of, any “free writing prospectus”, as defined in Rule 405 under the Securities Act (which term includes use of any written information furnished to the Commission by the Company and not incorporated by reference into the Registration Statement and any press release issued by the Company) other than (i) a free writing prospectus that contains no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) that was not included (including through incorporation by reference) in the Preliminary Prospectus or a previously filed Issuer Free Writing Prospectus, (ii) any Issuer Free Writing Prospectus listed on Annex A or prepared pursuant to Section 4(c) above (including any electronic road show), or (iii) any free writing prospectus prepared by such underwriter and approved by the Company in advance in writing (each such free writing prospectus referred to in clauses (i) or (iii), an “Underwriter Free Writing Prospectus”).
     (b) It has not and will not, without the prior written consent of the Company, use any free writing prospectus that contains the final terms of the Securities unless such terms have previously been included in a free writing prospectus filed with the Commission; provided that the Underwriters may use a term sheet substantially in the form of Annex B hereto without the consent of the Company; provided further that any Underwriter using such term sheet shall notify the Company, and provide a copy of such term sheet to the Company, prior to, or substantially concurrently with, the first use of such term sheet.

     (c) It is not subject to any pending proceeding under Section 8A of the Securities Act with respect to the offering (and will promptly notify the Company if any such proceeding against it is initiated during the Prospectus Delivery Period).
     6. Conditions of the Underwriters’ Obligations. The obligation of each Underwriter to purchase the Underwritten Securities on the Closing Date or the Option Securities on the Additional Closing Date, as the case may be, as provided herein is subject to the performance by the Company of its covenants and other obligations hereunder and to the following additional conditions:
     (a) Registration Compliance; No Stop Order. No order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose, pursuant to Rule 401(g)(2) or pursuant to Section 8A under the Securities Act shall be pending before or threatened by the Commission; the Prospectus and each Issuer Free Writing Prospectus shall have been timely filed with the Commission under the Securities Act (in the case of an Issuer Free Writing Prospectus, to the extent required by Rule 433 under the Securities Act) and in accordance with Section 4(a) hereof; and all requests by the Commission for additional information shall have been complied with to the reasonable satisfaction of the Representatives.
     (b) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case such representations and warranties shall be true and correct) on the date hereof and on and as of the Closing Date or the Additional Closing Date, as the case may be; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date or the Additional Closing Date, as the case may be.
     (c) No Downgrade. Subsequent to the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded any securities issued or guaranteed by the Company or any of its subsidiaries by Standard & Poor’s Ratings Services (“S&P”), Moody’s Investor Service, Inc. (“Moody’s”) or Fitch Ratings (“Fitch”) and (ii) none of S&P, Moody’s or Fitch shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of any securities issued or guaranteed by the Company or any of its subsidiaries (other than an announcement with positive implications of a possible upgrading).
     (d) No Material Adverse Change. No event or condition of a type described in Section 3(b) hereof shall have occurred or shall exist, which event or condition is not described in the Time of Sale Prospectus (excluding any amendment or supplement thereto) and the Prospectus (excluding any amendment or supplement thereto) and the effect of which in the reasonable judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the Closing Date or the Additional Closing Date, as the case may be, on the terms and in the manner contemplated by this Agreement, the Time of Sale Prospectus and the Prospectus.
     (e) Officers’ Certificate. The Representatives shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, a certificate of the Executive Vice President and Chief Financial Officer, or Vice President and Treasurer or the Senior Vice President, General Counsel and Secretary of the Company (i) confirming that such officers have carefully reviewed the Registration Statement, the Time of Sale Prospectus and the Prospectus and, to the knowledge of such officers, the representations set forth in Section 3(a) hereof are true and correct, (ii) confirming that the other representations and warranties of the Company in this Agreement are true and correct and that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder in all material respects at or prior to the Closing Date or the Additional Closing Date, as the case may be, and (iii) to the effect set forth in paragraph (d) above.
     (f) Comfort Letters. On the date of this Agreement and on the Closing Date or the Additional Closing Date, as the case may be, Deloitte & Touche LLP shall have furnished to the Representatives, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided, that the letter delivered on the Closing Date or the Additional Closing Date, as the case may be, shall use a “cut-off” date no more than three business days prior to such Closing Date or such Additional Closing Date, as the case may be.
     (g) Opinion of In-House Counsel for the Company. The General Counsel or Assistant General Counsel of the Company shall have furnished to the Representatives his or her written opinion, dated the Closing Date or the Additional Closing Date, as the case may be, and addressed to the Underwriters, substantially in the form attached hereto as Exhibit B.
     (h) Opinion and 10b-5 Statement of Counsel for the Company. Cravath, Swaine & Moore LLP, special counsel for the Company, shall have furnished to the Representatives, at the request of the Company, its written opinion and 10b-5 statement, dated the Closing Date or the Additional Closing Date, as the case may be, and addressed to the Underwriters, substantially in the form attached hereto as Exhibit C.
     (i) Opinions and 10b-5 Statement of Counsels for the Underwriters. The Representatives shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, an opinion and 10b-5 statement of Milbank, Tweed, Hadley & McCloy LLP, counsel for the Underwriters, and an opinion of Davis Polk & Wardwell LLP, special counsel for the Underwriters, with respect to such matters as the Representatives may reasonably request, and such counsels shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.
     (j) Opinion of Special Counsel for the Company. Kirkland & Ellis LLP, special counsel for the Company, shall have furnished to the Representatives, at the request of the Company, its written opinion, dated the Closing Date or the Additional Closing Date, as the case may be, and addressed to the Underwriters, substantially in the form attached hereto as Exhibit D.
     (k) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date or the Additional Closing Date, as the case may be, prevent the issuance or sale of the Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date or the Additional Closing Date, as the case may be, prevent the issuance or sale of the Securities.
     (l) Exchange Listing. The Underlying Securities shall have been approved for listing on the Nasdaq Market, subject to official notice of issuance.

     (m) Lock-up Agreements. The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between you and certain shareholders, officers and directors of the Company relating to sales and certain other dispositions of the Lock-Up Securities, delivered to you on or before the date hereof, shall be full force and effect on the Closing Date or Additional Closing Date, as the case may be.
     (n) Additional Documents. On or prior to the Closing Date or the Additional Closing Date, as the case may be, the Company shall have furnished to the Representatives such further certificates and documents as the Representatives may reasonably request.
     All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Underwriters.
     7. Indemnification and Contribution.
     (a) Indemnification of the Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its affiliates, directors and officers and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable out-of-pocket legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus, any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any Time of Sale Prospectus (including any Time of Sale Prospectus that has subsequently been amended), or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives as set forth on Schedule 3 attached hereto (the “Underwriter Information”).
     (b) Indemnification of the Company. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with the Underwriter Information provided by such Underwriter through the Representatives.
     (c) Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 7 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 7. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; or (iii) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for any Underwriter, its affiliates, directors and officers and any control persons of such Underwriter shall be designated in writing by the Representatives and any such separate firm for the Company, its directors, its officers who signed the Registration Statement and any control persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.
     (d) Contribution. If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters on the other, from the offering of the Securities or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and the Underwriters on the other, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Underwriters on the other, shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Securities and the total underwriting discounts and commissions received by the Underwriters in connection therewith, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate offering price of the Securities. The relative fault of the Company, on the one hand, and the Underwriters on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     (e) Limitation on Liability. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall an Underwriter be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by such Underwriter with respect to the offering of the Securities exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.
     (f) Non-Exclusive Remedies. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.
     8. Effectiveness of Agreement. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.
     9. Termination. This Agreement may be terminated in the absolute discretion of the Representatives, by notice to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date or, in the case of the Option Securities, prior to the Additional Closing Date (i) trading generally shall have been suspended or materially limited on or by any of The New York Stock Exchange, the American Stock Exchange, the Nasdaq Market, the Chicago Board Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade; (ii) trading of any securities issued or guaranteed by the Company shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the judgment of the Representatives, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the Closing Date or the Additional Closing Date, as the case may be, on the terms and in the manner contemplated by this Agreement, the Time of Sale Prospectus and the Prospectus.
     10. Defaulting Underwriter.
     (a) If, on the Closing Date or the Additional Closing Date, as the case may be, any Underwriter defaults on its obligation to purchase the Securities that it has agreed to purchase hereunder on such date, the non-defaulting Underwriters may in their discretion arrange for the purchase of such Securities by other persons satisfactory to the Company on the terms contained in this Agreement. If, within 36 hours after any such default by any Underwriter, the non-defaulting Underwriters do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Underwriters to purchase such Securities on such terms. If other persons become obligated or agree to purchase the Securities of a defaulting Underwriter, either the non-defaulting Underwriters or the Company may postpone the Closing Date or the Additional Closing Date, as the case may be, for up to five full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Underwriters may be necessary in the Registration Statement and the Prospectus or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Registration Statement and the Prospectus that effects any such changes. As used in this Agreement, the term “Underwriter” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 10, purchases the Securities that a defaulting Underwriter agreed but failed to purchase.
     (b) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Company as provided in paragraph (a) above, the aggregate principal amount of Securities that remain unpurchased on the Closing Date or the Additional Closing Date, as the case may be, does not exceed one-eleventh of the aggregate principal amount of Securities to be purchased on such date, then the Company shall have the right to require each non-defaulting Underwriter to purchase the principal amount of Securities that such Underwriter agreed to purchase hereunder on such date plus such Underwriter’s pro rata share (based on the principal amount of Securities that such Underwriter agreed to purchase on such date) of the Securities of such defaulting Underwriter or Underwriters for which such arrangements have not been made.
     (c) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Company as provided in paragraph (a) above, the aggregate principal amount of Securities that remain unpurchased on the Closing Date or the Additional Closing Date, as the case may be, exceeds one-eleventh of the aggregate principal amount of the Securities to be purchased on such date, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement or, with respect to any Additional Closing Date, the obligation of the Underwriters to purchase Securities on the Additional Closing Date shall terminate without liability on the part of the non-defaulting Underwriters. Any termination of this Agreement pursuant to this Section 10 shall be without liability on the part of the Company, except that the Company will continue to be liable for the payment of expenses as set forth in Section 11 hereof and except that the provisions of Section 7 hereof shall not terminate and shall remain in effect.
     (d) Nothing contained herein shall relieve a defaulting Underwriter of any liability it may have to the Company or any non-defaulting Underwriter for damages caused by its default.
     11. Payment of Expenses.
     (a) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company will pay or cause to be paid all costs and expenses incident to the performance of its obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and the Underlying Securities and any taxes payable in that connection; (ii) the costs incident to the preparation, printing and filing under the Securities Act of the Registration Statement, the Preliminary Prospectus, any Issuer Free Writing Prospectus, any Time of Sale Prospectus and the Prospectus (including all amendments and supplements thereto) and the distribution thereof; (iii) the costs of reproducing and distributing each of the Transaction Documents; (iv) the fees and expenses of the Company’s counsel and independent accountants; (v) the fees and expenses incurred in connection with the registration or qualification of the Securities under the state or foreign securities or blue sky laws of such jurisdictions as the Representatives may designate and the preparation, printing and distribution of a “blue sky” memorandum (including the related reasonable fees and expenses of counsel for the Underwriters); (vi) the cost of preparing certificates of the Securities and the Underlying Securities; (vii) the fees and expenses of the Trustee and any paying agent (including related fees and expenses of any counsel to such parties); (viii) the approval of the Securities for book-entry transfer by DTC; (ix) all expenses incurred by the Company in connection with any “road show” presentation to potential investors; and (x) all expenses and application fees related to the listing of the Underlying Securities on the Nasdaq Market; provided that each Underwriter shall be responsible for any transfer taxes on resale of the Securities and the Underlying Securities by it, any costs and expenses associated with the sale and marketing of the Securities and the Underlying Securities and fees of its counsel other than specifically provided above.
     (b) If (i) this Agreement is terminated pursuant to Section 9, (ii) the Company for any reason fails to tender the Securities for delivery to the Underwriters or (iii) the Underwriters decline to purchase the Securities because the conditions set forth in Section 6 of this Agreement have not been satisfied by the Company, the Company agrees to reimburse the Underwriters for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Underwriters in connection with this Agreement and the offering contemplated hereby.
     12. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and any controlling persons referred to in Section 7 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Securities from any Underwriter shall be deemed to be a successor merely by reason of such purchase.
     13. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and the Underwriters contained in this Agreement or made by or on behalf of the Company or the Underwriters pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or the Underwriters.
     14. Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; and (c) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act.
     15. Miscellaneous.
     (a) Authority of the Representatives. Any action by the Underwriters hereunder may be taken by the Representatives on behalf of the Underwriters, and any such action taken by the Representatives shall be binding upon the Underwriters.
     (b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Underwriters shall be given to the Representatives c/o J.P. Morgan Securities Inc., 383 Madison Avenue, New York, New York 10179 (fax: (212) 622-8358); Attention Equity Syndicate Desk; c/o Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036 (fax: (212)-404-9462); Attention John Tyree; and Goldman, Sachs & Co., 85 Broad Street, 20th Floor, New York, New York 10004 (fax: (212) 902-3000); Attention Registration Department. Notices to the Company shall be given to it at the offices of the Company at 77 West Wacker Drive, 10th Floor,

Chicago, Illinois 60601 (fax: (312) 997-8333); Attention: Vice President and Treasurer, with a copy to Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 (fax: (212) 474-3700); Attention: William V. Fogg.
     (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
     (d) Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.
     (e) Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.
     (f) Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

     If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours, UAL CORPORATION
By:	/s/ Kathryn A. Mikells
	Name:	Kathryn A. Mikells
	Title:	Executive Vice President and Chief Financial Officer

Accepted: October 1, 2009
J.P. MORGAN SECURITIES INC.
For itself and on behalf of the
several Underwriters listed
in Schedule 1 hereto.

By:	/s/ Michael O’Donovan
Authorized Signatory
Accepted: October 1, 2009
MORGAN STANLEY & CO. INCORPORATED
For itself and on behalf of the
several Underwriters listed
in Schedule 1 hereto.

By:	/s/ John D. Tyree
Authorized Signatory
Accepted: October 1, 2009
GOLDMAN, SACHS & CO.
For itself and on behalf of the
several Underwriters listed
in Schedule 1 hereto.

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

Schedule 1

Principal Amount
Underwriter	of Securities
J.P. Morgan Securities Inc.	$150,000,000
Morgan Stanley & Co. Incorporated	60,000,000
Goldman, Sachs & Co.	45,000,000
Citigroup Global Markets Inc.	15,000,000
Credit Suisse Securities (USA) LLC	15,000,000
UBS Securities LLC	15,000,000

Total	$300,000,000

Schedule 2
Subsidiaries
1.	United Air Lines, Inc.

2.	Covia LLC

3.	Galileo Japan Partnership

4.	UAL Loyalty Services LLC

5.	United Aviation Fuels Corporation

Schedule 3
Information Furnished by the Underwriters
          1. The concession and reallowance figures appearing in the third paragraph under the caption “Underwriting”.
          2. The information contained in the third sentence in fourth paragraph on page S-42 under the caption “Underwriting”.

Annex A
a. Time of Sale Prospectus
     Term sheet containing terms of the Securities, substantially in the form of Annex B.

Annex B

Pricing Term Sheet	Free Writing Prospectus
dated as of October 1, 2009	Filed pursuant to Rule 433
Relating to the
Preliminary Prospectus Supplement dated September 30, 2009
to the
Prospectus dated December 1, 2008
File No. 333-155794
UAL Corporation
Offering of
$300,000,000 aggregate principal amount of
6.0% Convertible Senior Notes due 2029
(the “Convertible Notes Offering”)
The information in this pricing term sheet relates only to the Convertible Notes Offering and should be read together with (i) the preliminary prospectus supplement dated September 30, 2009, including the documents incorporated by reference therein and (ii) the related base prospectus dated December 1, 2008, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-155794.

Issuer:	UAL Corporation, a Delaware corporation.

Ticker / Exchange for Common Stock:	UAUA / The NASDAQ Global Select Market.

Trade Date:	October 1, 2009.

Settlement Date:	October 7, 2009.

Notes:	6.0% Convertible Senior Notes due 2029.

Aggregate Principal Amount Offered:	$300.0 million aggregate principal amount of Notes (excluding the underwriters’ option to purchase up to an additional $45.0 million aggregate principal amount of Notes, solely to cover over-allotments).

Public Offering Price:	100% / $300.0 million total.

Underwriting Discounts and Commissions:	2.5% / $7.5 million total.

Proceeds, Before Expenses, to the Issuer:	97.5% / $292.5 million total.

Maturity Date:	The Notes will mature on October 15, 2029, subject to earlier repurchase, redemption or conversion.

Annual Interest Rate:	6.0% per annum.

Interest Payment and Record Dates:	Interest will accrue from October 7, 2009, and will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2010, to the person in whose name a Note is registered at the close of business on April 1 or October 1, as the case may be, immediately preceding the relevant interest payment date.

Reference Price:	$7.24 per share of the Issuer’s common stock (the “Common Stock”), which is the public offering price per share in the concurrent Equity Offering (as defined below).

Initial Conversion Premium:	20% above the Reference Price.

Initial Conversion Price:	Approximately $8.69 per share of the Issuer’s Common Stock.

Initial Conversion Rate:	115.1013 shares of the Issuer’s Common Stock per $1,000 principal amount of Notes.

Use of Proceeds:	The proceeds from the Convertible Notes Offering will be approximately $292 million (or $336 million if the underwriters exercise their over-allotment option in full), after deducting fees and estimated expenses. The Issuer intends to use the net proceeds from the Convertible Notes Offering, together with the net proceeds from the Issuer’s concurrent Equity Offering for general corporate purposes.

As of June 30, 2009, the Issuer’s total consolidated indebtedness was $6.45 billion. After giving effect to the issuance of the Notes (assuming no exercise of the underwriters’ over-allotment option) and the use of proceeds therefrom, the Issuer’s total consolidated indebtedness would have been approximately $6.75 billion.

Equity Offering:	Concurrently with the Convertible Notes Offering, the Issuer is offering 19 million shares of Common Stock in an underwritten public offering (the “Equity Offering”). The consummation of the Convertible Notes Offering is not conditional upon the consummation of the Equity Offering.

Commissions and Discounts:	The underwriters propose to offer the Notes directly to the public at the initial Public Offering Price set forth above and to certain dealers at that price less a concession not in excess of 1.5% of the principal amount of the Notes. After the initial public offering of the Notes, the offering price and other selling terms may be changed by the underwriters. Sales of Notes made outside of the United States may be made by affiliates of the underwriters.

The following table shows the underwriting discounts to be paid to the underwriters in connection with the Convertible Notes Offering, assuming both no exercise and full exercise of the underwriters’ option to purchase additional Notes.

	Without Over-	With Full Over-
	allotment Exercise	allotment
Per Note	$25.00	$25.00
Total	$7,500,000	$8,625,000

The expenses of the Convertible Notes Offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, are estimated to be approximately $300,000.

Joint Book-Running Managers:	J.P. Morgan Securities Inc. (50%), Morgan Stanley & Co. Incorporated (20%) and Goldman, Sachs & Co. (15%)

Co-Managers:	UBS Securities LLC (5%), Citigroup Global Markets Inc. (5%) and Credit Suisse Securities (USA) LLC (5%)

CUSIP / ISIN:	902549 AJ3/ US902549AJ38

Redemption at the Issuer’s Option:	The Issuer may not redeem the Notes prior to October 15, 2014. On or after October 15, 2014, the Issuer may redeem for cash all or part of the Notes. The redemption price will equal 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest, including any additional interest, to but excluding, the redemption date. The Issuer will give notice of redemption not less than 35 nor more than 60 calendar days before the redemption date to each holder of Notes.

Purchase of Notes by the Issuer at the Option of the Holder:	Holders have the right, subject to certain conditions, to require the Issuer to purchase all or a portion of their Notes on each of October 15, 2014, October 15, 2019 and October 15, 2024 (each such date, a “purchase date”). The purchase price payable will be equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest, including any additional interest, to but excluding, such purchase date. The Issuer will pay the purchase price for all Notes so purchased in cash, shares of Common Stock or a combination thereof, at the Issuer’s election, using a price per share of Common Stock equal to the average of the daily VWAP (as defined in the preliminary prospectus supplement dated September 30, 2009) of Common Stock for the 20 consecutive trading days ending on the trading day prior to the purchase date.

Fundamental Change Permits Holders to Require the Issuer to Purchase Notes:	If the Issuer undergoes a fundamental change (as defined in the preliminary prospectus supplement dated September 30, 2009), subject to certain conditions, the holders will have the option to require the Issuer to purchase all or any portion of their Notes. The fundamental change purchase price will be 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest, including any additional interest, to but excluding, the fundamental change purchase date. The Issuer will pay the fundamental change purchase price for all Notes so purchased in cash, shares of Common Stock or a combination thereof, at its election, using a price per share of Common Stock equal to the average of the daily VWAP of Common Stock for the 20 consecutive trading days ending on the trading day prior to the fundamental change purchase date.

Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions:	The following table sets forth numbers of additional shares to be received per $1,000 principal amount of Notes based on hypothetical stock prices and effective dates:

	Stock Price
Effective Date	$7.24	$10.00	$15.00	$20.00	$25.00	$30.00	$35.00	$40.00	$50.00	$60.00
October 7, 2009	23.0202	15.3331	8.8958	6.0011	4.3762	3.3437	2.6339	2.1191	1.4299	0.9977
October 15, 2010	23.0202	14.7820	8.2717	5.4974	3.9854	3.0394	2.3943	1.9281	1.3042	0.9121
October 15, 2011	23.0202	13.8605	7.2538	4.6880	3.3635	2.5584	2.0169	1.6277	1.1067	0.7772
October 15, 2012	23.0202	12.2075	5.5535	3.3884	2.3879	1.8134	1.4361	1.1665	0.8037	0.5703
October 15, 2013	23.0202	8.8528	2.6254	1.3574	0.9309	0.7142	0.5747	0.4738	0.3346	0.2421
October 15, 2014	23.0202	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:
•	if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•	if the stock price is greater than $60.00 per share (subject to adjustment), no additional shares will be added to the conversion rate; and

•	If the stock price is less than $7.24 per share (subject to adjustment), no additional shares will be added to the conversion rate.
Notwithstanding the foregoing, in no event will the total number of shares of Common Stock issuable upon conversion of Notes exceed 138.1215 per $1,000 principal amount of such Notes, subject to adjustments in the same manner as the applicable conversion rate as set forth under “Description of the Notes—Conversion rate adjustments” in the preliminary prospectus supplement dated September 30, 2009.

The Issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies may be obtained from sales representatives of J.P. Morgan Securities Inc., National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245; (718) 242-8002; Morgan Stanley & Co. Incorporated, 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department (email: prospectus@morganstanley.com); and Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, New York 10004, telephone (212) 902-1171 or toll-free (866) 471-2526 or by emailing prospectus-ny@ny.email.gs.com.
This communication should be read in conjunction with the preliminary prospectus supplement dated September 30, 2009 and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Exhibit A
FORM OF LOCK-UP AGREEMENT
                    , 2009
J.P. MORGAN SECURITIES INC.
277 Park Avenue
New York, NY 10172
MORGAN STANLEY & CO. INCORPORATED
1585 Broadway
New York, New York 10036
GOLDMAN, SACHS & CO.
85 Broad Street
New York, New York 10004
As Representatives of
the several Underwriters listed in
Schedule 1 to the Underwriting
Agreement referred to below
          Re: UAL Corporation — Public Offering
Ladies and Gentlemen:
     The undersigned understands that you, as Representatives of the several Underwriters, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with UAL Corporation, a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters named in Schedule 1 to the Underwriting Agreement (the “Underwriters”), of the Company’s 6.0% Convertible Senior Notes due 2029 (the “Securities”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.
     In consideration of the Underwriters’ agreement to purchase and make the Public Offering of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of J.P. Morgan Securities Inc. on behalf of the Underwriters, the undersigned will not, during the period ending 60 days after the date of the prospectus relating to the Public Offering (the “Prospectus”), (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Securities, any shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) or any securities convertible into or exercisable or exchangeable for the Securities or the Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or war-

rant) (collectively, the “Lock-Up Securities”) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of any Lock-Up Securities, in cash or otherwise or (3) publicly announce an intention of effecting any transaction specified in clause (1) or (2), in each case other than (A) transfers of the Lock-Up Securities as a bona fide gift or gifts, (B) transfers of the Lock-Up Securities to any immediate family member of the undersigned or trust for the direct or indirect benefit of the undersigned and/or any immediate family member of the undersigned, (C) in the case of an expiring stock option, the undersigned may transfer the Lock-Up Securities issuable upon the exercise thereof to the Company in an amount limited to the amount necessary to pay any tax liabilities associated therewith, (D) upon the death of the undersigned, transfers of Lock-Up Securities by the estate of the undersigned, (E) Lock-Up Securities sold pursuant to a Rule 10b5-1 trading plan effective on the date hereof, (F) Lock-Up Securities or other securities acquired in open market transactions after the completion of the offering contemplated by the Underwriting Agreement and (G) any transfer of the Lock-Up Securities with the prior written consent of J.P. Morgan Securities, Inc. on behalf of the Underwriters; provided that in the case of any transfer or distribution pursuant to clause (A), (B) or (D), each donee or distributee shall execute and deliver to the Representatives a lock-up letter in the form of this paragraph; and provided further, that in the case of any transfer or distribution pursuant to clause (A), (B), (D) or (F), no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above).
     In addition, the undersigned agrees that, without the prior written consent of J.P. Morgan Securities Inc. on behalf of the Underwriters, it will not, during the period ending 60 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any Lock-Up Securities or any security convertible into or exercisable or exchangeable for the Lock-Up Securities.
     In furtherance of the foregoing, the Company, and any duly appointed trustee or transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.
     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.
     The undersigned understands that, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities to be sold thereunder, the undersigned shall be released from, all obligations under this Letter Agreement. The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.
     This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours, [NAME OF STOCKHOLDER]
By:
Name:
Title:

Exhibit B
Matters to be covered in Opinion of Assistant General Counsel to UAL Corporation
     1. UAL Corporation (the “Company”) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to own its property and assets and to conduct its business as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus and to enter into and perform its obligations under the Transaction Documents to which it is a party.
     2. The Company is duly qualified to do business as a foreign corporation and is in good standing in Illinois.
     3. The execution, delivery and performance by the Company of each of the Transaction Documents and the consummation of the transactions contemplated therein by the Company, have been duly authorized by all necessary corporate actions of the Company and each of the Transaction Documents have been duly executed and delivered by the Company.
     4. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. The statements made in the Time of Sale Prospectus and the Prospectus under the captions “Description of the Common Stock” and “Description of UAL Capital Stock”, insofar as they purport to constitute summaries of the terms of the Common Stock, fairly summarize the matters therein described.
     5. The Underlying Securities initially issuable upon conversion of the Securities have been duly and validly authorized and reserved for issuance upon such conversion and conform in all material respects to the description thereof contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; when issued upon conversion pursuant to the Transaction Documents, the Underlying Securities will be validly issued, fully paid and non-assessable. Holders of outstanding shares of Common Stock are not entitled to statutory preemption rights in connection with the issuance of the Securities or the Underlying Securities
     6. Neither the execution and delivery by the Company of the Transaction Documents nor the consummation by the Company of the transactions contemplated in the Transaction Documents, including the issuance and sale of the Securities and the issuance of the Underlying Securities, (i) requires any stockholder’s approval, (ii) violates the Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company, (iii) violates any judgment, order or decree known to such counsel or (iv) contravenes the provisions of, or constitutes a default under (in each case material to the Company) any indenture, mortgage, contract or other agreement known to such counsel to which the Company is a party.
     7. Except for the discussion of Legal Proceedings in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, subsequently filed Form 10-Qs filed prior to the date hereof and except as disclosed in the Prospectus, there are no pending or, to such counsel’s knowledge, threatened, actions or proceedings against the Company, any of its subsidiaries or any of its or their property or assets before any court or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) is expected to have a material adverse effect on the ability of the Company to perform its obligations under the Transaction Documents.
     8. The documents incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus (except the financial statements and other financial or statistical data in-

cluded or incorporated by reference therein or omitted therefrom, as to which such counsel expresses no opinion), as of the date they were filed with the Commission, complied as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder.

Exhibit C
Matters to be covered in Opinion of Cravath, Swaine & Moore LLP
     1. Based solely on a certificate from the Secretary of State of the State of Delaware, UAL Corporation (the “Company”) is a corporation validly existing and in good standing under the laws of the State of Delaware, with all necessary corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the Time of Sale Prospectus and the Prospectus.
     2. The Underwriting Agreement has been duly authorized, executed and delivered by the Company.
     3. The Indenture has been duly authorized, executed and delivered by the Company, has been duly qualified under the Trust Indenture Act of 1939 and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law); and the Securities have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).
     4. No authorization, approval or other action by, and no notice to, consent of, order of, or filing with any United States Federal, New York State or, to the extent required under the General Corporation Law of the State of Delaware, Delaware governmental authority is required to be made or obtained by the Company for the consummation of the transactions contemplated by the Transaction Documents, other than (a) those that have been or will be obtained or made under the Securities Act, the Exchange Act or the Trust Indenture Act, (b) those that may be required under the Securities Act with respect to the use of a “free writing prospectus” and (c) those that may be required under state securities or blue sky laws of any jurisdiction (as to which such counsel need express no opinion).
     5. The authorization, execution, delivery and performance of the Transaction Documents by the Company and the issuance and delivery of the Securities and the issuance of the Underlying Securities by the Company in accordance therewith (a) do not and will not violate the Restated Certificate of Incorporation or Amended and Restated By-laws of the Company and (b) will not violate any law, rule or regulation of the United States of America, the State of New York or the General Corporation Law of the State of Delaware (other than state securities or blue sky laws, as to which such counsel need express no opinion).
     6. The Registration Statement became effective under the Securities Act on December 1, 2008, and, assuming prior payment by the Company of the pay-as-you-go registration fee for the offering of the Securities, upon filing of the Prospectus with the Commission the offering of the Securities as con-

templated by the Prospectus became registered under the Securities Act; to such counsel’s knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act.
     7. The statements set forth in the Time of Sale Prospectus and the Prospectus under the caption “Certain U.S. federal income tax considerations,” insofar as they describe the material tax consequences of an investment in the Common Stock, fairly summarize the matters therein described.
     8. The Notes conform in all material respects to the description thereof contained in the Prospectus.
     9. Based solely upon the certificate dated the date of such opinion from an officer of the Company, attached as Exhibit A to such opinion, the Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     Such counsel shall also deliver a separate letter to the Underwriters stating that, although such counsel has made certain inquiries and investigations in connection with the preparation of the Registration Statement, the Time of Sale Prospectus and the Prospectus, the limitations inherent in the role of outside counsel are such that such counsel cannot and does not assume responsibility for the accuracy or completeness of the statements made in the Registration Statement, the Time of Sale Prospectus and the Prospectus, except as such statements relate to such counsel. Subject to the foregoing, such counsel confirms to the Underwriters, on the basis of information gained in the course of the performance of the services rendered above, that the Registration Statement, at the time it was last amended or deemed to be amended and the Prospectus, as of the date of the opinion, appeared or appears on its face to be appropriately responsive in all material respects to the requirements of the Securities Act and the applicable rules and regulations thereunder, except that such counsel does not express any view as to the financial statements and other information of a statistical, accounting or financial nature included therein and the Statement of Eligibility (Form T-1) incorporated by reference as an exhibit to the Registration Statement. Furthermore, subject to the foregoing, such counsel advises the Underwriters that its work in connection with this matter did not disclose any information that gave it reason to believe that: (i) the Registration Statement (insofar as relevant to the offering contemplated by the Prospectus), at the time the Registration Statement was last amended or deemed to be amended, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Prospectus, as of its date or at the date of this opinion, included or includes, an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (iii) the Time of Sale Prospectus, considered together as of 7:00 pm on October 1, 2009 (the “Applicable Time”), included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, counsel does not express any view as to the financial statements and other information of a statistical, accounting or financial nature included therein.

Exhibit D
Matters to be covered in Opinion of Kirkland & Ellis LLP
     1. Neither the execution and delivery by the Company of the Indenture and the Securities nor the consummation by the Company of the transactions contemplated therein, including the issuance and sale of the Securities and the issuance of the Underlying Securities, contravenes the provisions of, or constitutes a default under (in each case material to the Company) the Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement, dated as of February 2, 2007 by and among United Air Lines, Inc., the Company, certain subsidiaries of United Air Lines, Inc. and the Company, as named therein, the Lenders named therein and JPMorgan Chase Bank, et al., as amended.